Exhibit 4.1 DESCRIPTION OF CAPITAL STOCK OF REGISTRANT REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 The following summary of Washington Federal, Inc.’s capital stock is based on and qualified by our Restated Articles of Incorporation (“Articles”) and our Amended and Restated Bylaws (“Bylaws”). For a complete description of the terms and provisions of our capital stock, including our common stock, please refer to our Articles and Bylaws, both of which are filed as exhibits to this Annual Report on Form 10-K, and the applicable provisions of the Washington Business Corporation Act, Title 23B of the Revised Code of Washington. Our Articles authorize the issuance of up to 300,000,000 shares of common stock, par value $1.00 per share ( “Common Stock”) and 5,000,000 shares of serial preferred stock, $1.00 par value per share (the “Preferred Stock”). The rights, preferences, privileges and restrictions of the preferred stock may be established from time to time by our board of directors. As of the close of business on September 30, 2020, there were no shares of preferred stock issued and outstanding. Common Stock All outstanding shares of our common stock are fully paid and nonassessable. Voting Rights: Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders, other than the election of directors. At each election of directors every shareholder entitled to vote has the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected. A shareholder may also cumulate his or her votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of his or her shares shall equal, or by distributing such votes on the same principle among any number of candidates. Dividend Rights: Holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. Liquidation Rights: In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities. Other Rights. Holders of common stock have no preemptive or subscription rights to subscribe for additional shares of our capital stock. Holders of our common stock have no conversion or exchange rights. Holders of common stock may act by unanimous written consent. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that our board of directors may designate in the future. Listing: Our common stock trades on the Nasdaq Stock Market under the symbol “WAFD”.

Exhibit 4.1 Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws and the Washington Anti-Takeover Statute Provisions of our restated articles of incorporation and amended and restated bylaws may have the effect of deterring or delaying attempts by our shareholders to remove or replace management, to commence proxy contests, or to effect changes in control. These provisions include: • our board of directors is classified into three classes of directors; • procedures for advance notification of shareholder nominations and proposals; • the ability of our board of directors to amend our bylaws without shareholder approval; and • the ability of our board of directors to issue up to 5,000,000 shares of preferred stock without shareholder approval upon the terms and conditions and with the rights, preferences, privileges and restrictions that the board of directors may determine. In addition, as a Washington corporation, we are subject to Chapter 23B.19 of the Washington Business Corporation Act, which imposes restrictions on certain transactions between a corporation and certain significant shareholders. These provisions, alone or together, could have the effect of deterring or delaying changes in our incumbent management, proxy contests or changes in control. Error! Unknown document property name.